Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-280990
February 14, 2025

The notice banner below will be present until the Fund's inception date of 2/14/2025. See below for the inception date version of the NCIQ website.

This is how the NCIQ website will appear beginning on inception date of 2/14/2025 (no pre-launch notice banner).